Exhibit 99.1

           MOLECULAR DEVICES REPORTS RECORD REVENUES AND EARNINGS FOR
                             FOURTH QUARTER OF 2004

    SUNNYVALE, Calif., Feb. 10 /PRNewswire-FirstCall/ -- Molecular Devices Corporation (Nasdaq: MDCC) today announced record revenues and earnings for the quarter ended December 31, 2004.

    Revenues for the quarter were a record $47.5 million, or an increase of 43% compared to the same period last year. Revenues for the full year 2004 were a record $148.5 million, or an increase of 29% compared to 2003.

    On a GAAP basis, which includes a one-time restructuring charge of $1.2 million related to the acquisition of Axon Instruments, Inc., operating income for the fourth quarter of 2004 was $5.2 million. On a non-GAAP basis, excluding the restructuring charge, operating income was $6.3 million for the quarter, or an increase of 59% compared to the same period last year. On a non-GAAP basis, excluding the restructuring charge in the fourth quarter and the $5.0 million acquired in-process research and development charge taken in the third quarter, operating income for 2004 was $17.7 million, or an increase of 74% compared to 2003. During the fourth quarter, the Company also recorded a non-operating pre-tax gain of $18.3 million arising out of the sale of a company in which Molecular Devices had an equity investment.

    On a GAAP basis, fully diluted earnings per share for the fourth quarter of 2004 were $0.81, or an increase of 305% compared to the same period last year. Excluding the restructuring charge and the gain on the sale of the equity investment, non-GAAP fully diluted earnings per share for the fourth quarter were $0.24, or an increase of 20% compared with the same period last year. On a non-GAAP basis, fully diluted earnings per share for 2004 were $0.73, or an increase of 43% compared to 2003. A table reconciling operating income and fully diluted earnings per share on a GAAP and non-GAAP basis is provided immediately following the Condensed Consolidated Balance Sheets.

    "We are pleased with the fourth quarter results of both our life sciences and drug discovery product families," stated Joseph D. Keegan, Ph.D., Molecular Devices' President and Chief Executive Officer. "The successful launch of our SpectraMax M5 reader, as well as the continued success of the SpectraMax M2, helped drive our best life sciences quarter ever. In drug discovery, we saw excellent growth in both high-content cellular imaging and high-throughput electrophysiology and we expect both of these areas to continue to be our most important growth drivers in drug discovery in the future. Finally, we have become more optimistic about our markets, and we believe that both our life sciences and drug discovery markets will remain stable in the near-term."

    The Company also established guidance for the first quarter and updated its guidance for the full year 2005. For the first quarter of 2005, the Company anticipates revenues of $38 to $40 million and fully diluted GAAP earnings per share of $0.12 to $0.14. For the full year 2005, the Company anticipates revenues of $180 to $190 million, and fully diluted earnings per share of $0.85 to $0.95.

    Conference Call Information
    An earnings announcement conference call is scheduled for Friday, February 11, 2005 at 8:00 a.m. PST (11:00 a.m. EST). Interested parties can participate in the call by dialing 800-289-0572 (domestic) or 913-981-5543 (international). Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international), and the access code for the replay is 1470068.

    Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices' website (www.moleculardevices.com). A replay of the web-cast will be available at this location after the conclusion of the conference call from February 11, 2005 to such time as the company reports its financial results for the first quarter of 2005.

    About Molecular Devices Corporation
    Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company's systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and parallel chemistry to facilitate the high-throughput and cost-effective identification and evaluation of drug candidates. The Company's solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

    This press release contains "forward-looking" statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks related to variations in the amount of time that it takes for the Company to sell its products and collect amounts receivable, the timing of customer orders and our dependence on orders that are shipped in the same quarter, which gives the Company limited visibility of future product shipments, risks related to increased competition, risks associated with the Company's need to develop new and enhanced products and other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

                        MOLECULAR DEVICES CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share amounts)
                                   (unaudited)

                                           Three Months Ended                Year Ended
                                               December 31,                  December 31,
                                       ---------------------------   ---------------------------
                                           2004           2003           2004           2003
                                       ------------   ------------   ------------   ------------
TOTAL REVENUES                         $     47,485   $     33,250   $    148,529   $    115,581

TOTAL COST OF REVENUES                       18,154         12,380         56,274         43,256

  GROSS PROFIT                               29,331         20,870         92,255         72,325

OPERATING EXPENSES:
  Research and development                    6,880          4,552         22,038         18,679
  Selling, general and
   administrative                            16,105         12,321         52,469         43,457
  Acquired in-process research and
   development                                   --             --          5,000             --
  Restructuring charge                        1,157             --          1,157             --

    Total operating expenses                 24,142         16,873         80,664         62,136

INCOME FROM OPERATIONS                        5,189          3,997         11,591         10,189
Gain on sale of equity securities            18,288             --         18,288             --
Other income, net                                 6            233            132            872

INCOME BEFORE TAXES                          23,483          4,230         30,011         11,061
Income tax provision                         (8,916)        (1,269)       (12,778)        (3,319)

NET INCOME                             $     14,567   $      2,961   $     17,233   $      7,742

BASIC NET INCOME PER SHARE             $       0.84   $       0.20   $       1.08   $       0.51

DILUTED NET INCOME PER SHARE           $       0.81   $       0.20   $       1.04   $       0.51

SHARES USED IN COMPUTING BASIC NET
 INCOME PER SHARE                            17,363         14,836         16,028         15,067

SHARES USED IN COMPUTING DILUTED NET
 INCOME PER SHARE                            17,889         15,035         16,532         15,179

                          MOLECULAR DEVICES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                                 December 31,     December 31,
                                                     2004             2003
                                                --------------   --------------
ASSETS
  Current assets:
    Cash and cash equivalents                   $       30,175   $       50,260
    Short-term investments                                  --            8,114
    Accounts receivable, net                            36,995           26,209
    Inventories, net                                    25,785           17,025
    Deferred tax assets                                  9,654            5,223
    Other current assets                                 2,780            1,849
      Total current assets                             105,389          108,680

Long-term investments                                       --            1,736
Equipment and leasehold improvements, net               11,597            9,706
Other assets                                           137,969           46,791
                                                $      254,955   $      166,913

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                            $        7,085   $        4,019
    Accrued liabilities                                 30,583           17,356
      Total current liabilities                         37,668           21,375

  Long-term liabilities:
    Long-term lease obligations                          1,452               --
    Deferred tax liabilities                             5,324               --
      Total long-term liabilities                        6,776               --

Stockholders' equity                                   210,511          145,538

                                                $      254,955   $      166,913

 HISTORICAL NON-GAAP RECONCILIATION
 (unaudited, in thousands, except
 per share amounts)

                                                Three Months
                                                    Ended                   Year Ended
                                                 December 31,              December 31,
                                           -----------------------   -----------------------
                                              2004         2003         2004         2003
                                           ----------   ----------   ----------   ----------
OPERATING INCOME - GAAP BASIS              $    5,189   $    3,997   $   11,591   $   10,189
  Acquired in-process research and
   development                                     --           --        5,000           --
  Restructuring charge                          1,157           --        1,157           --
NON-GAAP OPERATING INCOME                  $    6,346   $    3,997   $   17,748   $   10,189

GAAP FULLY DILUTED EARNINGS PER SHARE      $     0.81   $     0.20   $     1.04   $     0.51
  Acquired in-process research and
   development                                     --           --         0.30           --
  Restructuring charge                           0.06           --         0.07           --
  Gain on sale of equity securities             (1.02)          --        (1.11)          --
  Income tax impact of non-recurring
   items                                         0.39           --         0.43           --
NON-GAAP FULLY DILUTED EARNINGS PER
 SHARE                                     $     0.24   $     0.20   $     0.73   $     0.51

FULLY DILUTED SHARES                           17,889       15,035       16,532       15,179

     Each non-GAAP financial measure presented in this press release is included because Molecular Devices Corporation's management uses this information to monitor and evaluate on-going operating results and trends excluding the acquired in-process research and development and restructuring charge related to the acquisition of Axon Instruments, Inc. in July 2004 and the gain arising out of the sale of a company in which Molecular Devices had an equity investment in the fourth quarter of 2004. Molecular Devices' management believes such non-GAAP financial measures are also useful for investors because the charges for acquired in-process research and development and restructuring related to the Axon acquisition and the gain on the sale of the equity investment are the result of transactions that are unusual due to their nature, size and frequency. Consequently, excluding these charges and the gain arising out of the sale of the equity investment from Molecular Devices' operating results provides investors an important insight into Molecular Devices' operating results and related trends of its core business.

SOURCE  Molecular Devices Corporation
    -0-                             02/10/2005
    /CONTACT: Tim Harkness of Molecular Devices Corporation, +1-408-747-3533/ /Web site: http://www.moleculardevices.com /
_